Exhibit 3.2

               CONSTITUTION OF THE COMPANY
               NAMED ECUADORGOLDCORP S. A.
               AMOUNT:  $10,000

In Machala City, El Oro Province, Republic of Ecuador, today March first of two thousand and seven, before me REYMUNDO JOSE ALARCON FRANCO, attorney, ITERIM NOTARY FOURTH OF MACHALA CANTON, appears: by his own rights, Mr. JOHN EDGAR DHONAU, who declares to be of American nationality, skilled (reading and writing) in Spanish, married as marital status, and of profession investor, addressed in this city; Ms. VERONICA PATRICIA OCAMPO AGUILAR, who declares to be of Ecuadorian nationality, single as marital status, and of profession attorney, addressed in this city. The parties are adults, legally capable, and I testify I met in this process and they presented to me for writing a Public Title, the lawyer s bill which here below is detailed: MISTER NOTARY In the proclamation of Public Titles in your charge, kindly include one in which states the Constitution of Limited Liability Company, and all declarations and items
determined  in  the  following  terms:  FIRST:  PARTICIPANTS:-     Appears  for
granting of this public title and demonstrate their will to constitute a limited liability company the following persons: John Edgar Dhonau, American, holder of passport No. 03970317-4, who declares it's a foreign direct investment; and VERONICA PATRICIA OCAMPO AGUILAR, single, of Ecuadorian nationality, holder of identity card no. 070393729-2. All the

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named  participants  with  address  in  Machala  city are able for every act and contract, without prohibition to establish this Company; and appear by their own rights. SECOND: THE CONTRACT: - The parties, through this document, express their will to constitute a limited liability company, by the simultaneous way, for such effect they join their capitals to start civil and mercantile operations, in order to participate of the profits that may result from them. Law of Companies, Civil Code, Commercial Code, Mining Laws and the following
statute  will  rule  the  Company.-   THIRD:  COMPANY  STATUES.-  CHAPTER  ONE:-
DENOMINATION.- OBJECT.- ADDRESS.- TERM.- FIRST ARTICLE:- The company is named ECUADORGOLDCORP S. A., one legal entity constitutes it and is formed by the shareholders named here above, who are responsible for the company obligations up to the amount of their own individual shares that conforms to the business capital.- SECOND ARTICLE.- OBJECT:- The company will be devoted to:
1) general inspections, explorations and exploitation of mining areas; 2) the process through construction, installation and performance of benefit facilities for mineral extraction; 3) the commercialization, import and export of metals and non-metals classified minerals; 4) Purchase and sale of minerals, within all the Ecuadorian territory for exporting to worldwide trading; 5) Mining concession negotiations; 6) construction of specific infrastructure works for this purpose such as hangars, warehouses, mills and others

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required  for mining exploitation; 7) ceramic coating manufacturing , implements and materials for ornamental constructions; 8) import, commercialization or leasing of machinery, equipment and tooling required for the mining exploitation; 9) to offer technical services and professional assessment in the mining field through all its phases, with its own technicians hired nationally or internationally; 10) The company can buy properties, lease properties or associate with natural persons or legal entities for the mining exploitation works, in general or in all their phases. 11) to import, to buy, to sell and to rent vehicles, their spare parts and accessories; 12) to import, to buy and to sell foodstuffs, chemicals for gold-bearing sands treatment, mineral concentrates and required materials for the miners and for the mining exploitations; 13) to import, to buy, to sell articles and items for home, industry and office use; 14) to purchase, to sell, to administrate and exploit urban and country real state; promotion of buildings, sheds, benefit plants, offices, industrial, agricultural and/or livestock facilities; 15) all kinds of personal properties and real estate; 16) representation and promotions of mining, commercial and industrial enterprises; the company may be a commission agent and representative of national or foreign firms legally formed; 17) The company can participate in national biddings, auctions called by public organizations or companies; 18) operation of all kinds of mining and industrial machineries, and the import, commercialization

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and  operation  of road building equipment; 19)  it also may import raw material for its needs and in general, for all concerning legal activities and their regulations. The company, in order to fulfill these activities, may do it by its own, with someone else or associated with third parties, and perform all the acts and contracts permitted by law. Also, other company`s participation as associate or shareholder, the purchase of shares or societies with other companies which have the same purposes, and the ability to acquire real state and personal properties, for giving them in pawn or mortgage, sell or import all kinds of assets related to its objective or activity and, to import its production within the legal permitted limits, the company can prepare and train the company s personnel within the national territory or abroad. THIRD ARTICLE:- THE ADDRESS.- The company has its address in Machala city, capital of El Oro province, Republic of Ecuador; however, may establish branches and agencies at any other place in the country and abroad as well, but always keeping its Ecuadorian nationality.- FOURTH ARTICLE:- TERM.- The life term of the company is of fifty (50) years, which shall start on the registration date of this public document at the Business Registry of Machala canton; it could dissolve by advance notice or extend its term by resolution of the General
Shareholder  Board.-  CHAPTER TWO:-    OF THE CAPITAL, SHARES AND SHAREHOLDERS.-
FIFTH ACTICLE:- OF THE CAPITAL:- Social capital of the company is of US$10,000 (TEN THOUSAND

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00/100  NORTHAMERICAN  DOLLARS),  divided into ten thousand ordinary, nominative shares of ONE DOLLAR price each. SIXTH ARTICLE:- OF THE SHARES AND SHAREHOLDERS:- Shares are numbered from one (01) to ten thousand (10,000) and will be on titles that represent one or more shares, as to the holder s will and indications stated in the Company's Law and will be inserted on, and will be signed by the company s President and General Manager. SEVENTH ARTICLE: - The property of shares will be approved and transferred in the way explained in the Law. EIGHTH ARTICLE: - At the loss or destruction of one or more shares or provisional Certificates, the interested party should communicate in writing to the General Manager, requesting the emission of a new title or certificate, which will be given prior to fulfilling all formalities foreseen in the Company s Law. - NINTH ARTICLE: - Each share is undividable and has one voting right proportionally to the amount paid in the General Meetings. Consequently, each printed share gives rights to a vote in each General Meeting. - TENTH ARTICLE:
- In case of a pledge of one or more shares, the quality of the shareholder corresponds to the principal shareholder, however the shareholder pledging the shares will have the right to participate in all the social profits obtained during the pledged period and should be shared within the same period. In case the share has been given in pawn, the Company will recognize stipulations legally celebrated between the Shareholder and the pawn creditor,

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regarding  the  exercise  rights  of the Shareholder. -  ELEVENTH ARTICLE: - The shares will be written down in the Book of Shares and Shareholders where all share transferences will be registered, also. TWELVETH ARTICLE:- For the subscription of new shares for social capital increase, existing shareholders will be preferred, proportionally to their shares.- THIRTEENTH ARTICLE:- Any shareholders can be represented at the General Meetings through a Power of Attorney given before a Notary or through a simple letter addressed to the Company s President, all these within the limits established in the Law.- CHAPTER THREE:- THE GOVERNMENT AND ADMINISTRATION OF THE COMPANY.- FOURTEENTH ARTICLE:- The Company will be governed by the General Shareholder Board and administrated by the President, by the General Manager, by the Managers and Assistant Managers, within the conditions stipulated in the Law and in this statue. FIFTEENTH ARTICLE:- OF THE GENERAL SHAREHOLDER BOARD:- The General Shareholder Board, formed by the shareholders legally appointed and gathered, is the supreme regulator of the company, and their agreements and resolutions are mandatory for all shareholders and administrative and general staff. SIXTEENTH
ARTICLE: - The General Shareholder Board will gather at least once a year; within the three months after the end of the company's fiscal year to consider specific items in numerals two, three and four from the Article two hundred thirty one from the Company's Law; and any other issue

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pointed  out  in the Meeting Agenda, according to the official announcement; and
when they would be called to analyze matters expressively determined in the Meeting Agenda. SEVENTEENTH ARTICLE: - The General, Ordinary and Extraordinary Shareholders Meeting will be called by the President or General Manager, or by who legally replaces them and the official announcement will be published, with eight days in advance from the meeting date, in one of the major newspapers with the company's principal address, indicating the place, day, time, subject of the
meeting.     EIGHTEENTH ARTICLE: - Nevertheless the disposition explained in the article above, the General Shareholder Board will be officially announced and will be legally constituted when the conditions determined in the Article two hundred eight of the Company s Law are fulfilled. NINETEENTH ARTICLE: - Except for the disposition indicated in Article twenty first of this statue, the General Shareholders Board will require, in the first call at least, a number of shareholders which represents half of the social capital paid. If the General Board would not have the required quorum for the first meeting, the second call will proceed, which will be constituted with the number of presented shareholders and will be registered in the Meetings Minutes. This second call should be done in a term no longer that thirty days from the date in which the
General  Board  should  have  met  the  first  time.     TWENTYTH ARTICLE: - The
decisions  the  Shareholders  General  Board  would  require  the

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majority  of  votes  of the paid capital present in the meeting, except when the law and this statute express the contrary. The blank votes and abstentions will be added to the major number.
The decisions of the Shareholders General Board would require the majority of votes of the paid capital present in the meeting, except when the law and this statue express the contrary. The blank votes and abstentions will be added to the major number. TWENTY FIRST ARTICLE:- In order for the General Shareholder Board to legally agree to an increase or decrease of capital transformation, fusion, dissolution and, in general, any modification to the Statue, they should appear in the first meeting , at least half of the social capital paid in. In the second meeting the representation of the third part of the social capital paid will be enough. If there is no quorum at all in the second call, a third call will be appointed in no more than sixty days from the date stated for the first meeting, and the General Board will be legally constituted with the number of presented shareholders, expressing this particularity in the Meetings
Minutes.     TWENTY  SECOND  ARTICLE:-  The  Company's  President will Chair the
General Shareholders Board, the Ordinary and the Extraordinary and the General Manager will be the Secretary and, in the event of the entitled absence, the Board will appoint an ad-hoc Secretary, who can be a company's shareholder or
not.     TWENTY  THIRD  ARTICLE:-  SHAREHOLDER  GENERAL  BOARD  FUNCTIONS  AND
DUTIES.-  The  following  are  Shareholders  General

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Board functions and duties:  A.-  To elect President, General Manager, Assistant
Managers and a Commissioner; state their salaries and remove them for justified causes. B. - To approve branches and agencie openings in any place of the Republic of Ecuador, or any other country. C. - To approve or reject balances and accounts submitted for their approval, as long as a Commissioner's report is preceded. D. - To decide upon fusions, transformations, dissolutions and/or voluntarily liquidations of the Company. E. - To approve the increase or decrease of social capital, to reform or modify the Statues. F. - To decide over the profit distributions. G. - To mandatorily interpret the dispositions
of  this  statue.   H.  -  To  solve  any  issue  concerning  this statue or the pertaining law; and, beside, all issues that are not of this organism or functionaries competence. TWENTY FOURTH ARTICLES: - The General Shareholders Board minutes will be filed on pages, typewritten on both sides of the paper, and should be run, continuous and successively numbered and initialed each one
by  the  Secretary.     TWENTY  FIFTH  ARTICLE:-      OF THE PRESIDENT.-     The
President, associated or not, will be elected by the General Shareholder Board and will last five years in his/ her functions and can be re-elected indefinitely. In the event of temporal or definitive absence, the President will be substituted by any of the Managers, according their designation order, to continue on the position until the General Shareholder Board appoints someone permanent and, he/she will be on the

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position  for  the  rest  of  remaining  period  of  time  of  the one he/she is substituting, who is, the former entitled president. TWENTY SIXTH ARTICLES: - The following are the President's functions and duties: A. - To be the Chairman of the General Shareholders Board. B. - To subscribe together with the General Manager the share titles. C. - The rest of duties and attributions indicated in
this  Statue  and  in  the  Law.  TWENTY  SEVENTH  ARTICLE:-     OF  THE GENERAL
MANAGER:- The General Manager will be appointed by the General Shareholders Board and will last five years in his/ her position, and can be reelected indefinitely. In case of temporal or definite absence, he/ she will be substituted by the President and, in the event of definitive absence by illness or decease; a General Shareholders Meeting will be called for the corresponding
elections.     TWENTY  EIGHTH  ARTICLE:  -     Beside  the duties and attributes
indicated in the law for administrators, the following are the duties of the General Manager : A. - To administrate, organize and manage the company's business; B. - The Accounting supervision of the company; C. - To appoint and dismiss employees and other dependents who, by this statue, were not appointed by the General Shareholders Board and its salaries as well. D. - To open checking and banks accounts and to withdraw from them. E. - To present the General Shareholders Board an annual report about the company's business. F. - To subscribe, together with the Accountant, balances and other Financial Reports by the end of each year, determined by Law. G. - To execute and fulfill the General Shareholders Board resolutions. TWENTY NINTH ARTICLES: - OF THE MANAGERS AND ASSISTANT MANAGER. - The Managers and Assistant Managers of the Company will be appointed by the General Shareholders Board, will last two years in their functions and can be re-elected indefinitely. These company officials will be appointed according to Company needs, corresponding to the General Shareholders Board to point out their functions and salaries and to have legal
representation in the event they substitute for the President.     CHAPTER FOUR:
-  OF  THE  LEGAL  REPRESENTATION.  -  THIRTIETH ARTICLE: -     OF THE LEGAL AND
JUDICIAL  REPRESENTATION.  -  The  Company's  legal  representation  shall

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correspond  to  the President, alone or together with the General Manager.  They will participate in all the judicial and extrajudicial matters and in all the acts and contracts related to the company's activities; and, in all the situations they will proceed according to its denomination, the Law and this social contract. These company's officials are authorized to grant special power of attorneys or proxies in favor of one or more lawyers of professional exercise. The President and the General Manager will have all the attributes and duties indicated in the law for the leaders and/or special solicitors, and the standards indicated in the Article forty five from the Civil Process Codex. CHAPTER FIVE: - OF FISCALIZING. - THIRTY FIRST ARTICLES: - The General Shareholders Board will appoint two commissioners, one principal and a substitute, who will substitute the principal in cases of temporary or definite absence. Commissioners will last two years in their positions and can be reelected. For this position, candidates should not be company's shareholders
and their functions and duties are indicated in this Law and Statute.    CHAPTER
SIX: - OF THE GENERAL BALANCES AND RESERVES. - THIRTY SECOND ARTICLE: - Company's fiscal year ends on December thirty first of each year. The General Manager will put to the consideration of General Shareholders Board General Balances, Profit and Loss Statements, profit distribution proposals and the Social Management records and the general company's situation, within three months as maximum period of time beginning from the fiscal year end; and those documents should be at shareholders request, according to and stipulated by Law. Balance will not be approved without previous report from the Commissioner(s). THIRTY THIRD ARTICLE: - The perceived net profits will be distributed among the shareholders proportionally to the amount paid for their shares. Prior to the net profits distribution, a small percentage of ten percent (10%) will be deducted for the legal reserve fund; without prejudice to make a special reserve fund with part of the profits, if the General Shareholders Board decided it.
CHAPTER SEVEN:-    OF THE DISSOLUTION AND LIQUIDATION.-  THIRTY FOURTH ARTICLE:-
The  company  will  proceed  to  its  dissolution  and  liquidation  in

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situations  foreseen in the law and when the General Shareholders Board call for general meeting to decide it. The majority of votes of the social capital paid represented in the General Shareholders Board will be considered to decide upon this resolution, prior to fulfilling of all the legal dispositions. CHAPTER EIGHT:- OF THE DECLARATIONS.- THIRTY FIFTH ARTICLE:- FIRST DECLARATION: The social capital of the Company is of ten thousand North American dollars, ($10,000) and it is duly and absolutely registered and paid, in numeracy and in cash, twenty five percent of each shares, according to the following detail:
JOHN EDGAR DHONAU, has subscribed nine thousand nine hundred ordinary and nominative shares of ONE DOLLAR each and has paid the 25% in numeracy of each of them, this is, the amount of TWO THOUSAND FOUR HUNDRED SEVENTY FIVE North American dollars in cash; VERONICA PATRICIA OCAMPO AGUILAR; has subscribed one hundred nominative and ordinary shares of ONE DOLLAR each and has paid the 25% in numeracy of each of them, this is, the amount of TWENTY FIVE North American dollars in cash.- Seventy five percent of the reminding capital will be paid in
two  numeracy years.          SECOND DECLARATION:       FOUNDING SHAREHOLDERS: -
Everybody who has subscribed or granted this public document has the quality of Founding Shareholders of the company. THIRD DECLARATION: - BENEFITS: - None of the shareholders who subscribed or granted this public document keeps for themselves, any commission, brokerage, gift, etc nor any other benefit taken from the social capital.
FOURTH DECLARATION: FIRST GENERAL BOARD: The first General Shareholders Board will be integrated by all the founding shareholders and will be presided by one or any of them. In this meeting, the designations of President, General Manager, Assistant to Manager and company's Commissioners will be appointed. An ad-hoc secretary will act as Board Secretary who could be associated or a shareholder, but not necessarily. FIFTH DECLARATION: - AUTHORIZATIONS. - A). Mr. Mauricio Bravo Quijano, attorney, is authorized to request and obtain the registration of this public document from the Business Registry of Machala canton, as well as any other registry, and in general, for

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any  procedure  required  by  the Law of Company, having, for such effect, broad
faculties  in  order  to  validate this document.   B).  Likewise, Mr. Notary is
authorized to add the necessary formalities in order to give total validity to this public document, which contains the social contract of ECUADORGOLDCORP S. A.

(Signed by) Mauricio Bravo Quijano, Attorney, Professional Registry No. eight hundred fourteen, LAWYERS COUNCIL OF EL ORO PROVINCE. - THE MINUTE ENDS HERE. - Which is now Public Title for the legal effects to proceed. All legal precepts needed for the case were observed and I, the Notary, read it all before the participants, who ratified it and signed together with me upon all that I testify here.-----------------

(Signed  by  /  fingerprint  of)
John  Edgar  Dhonau
Passport  No.  03970317-4

(Signed  by  /  fingerprint  of)
Ver  nica  Patricia  Ocampo  Aguilar
ID  Card  No.  070393729-2               (signature  of)
                                         Abg. Jose R. Alarcon Franco / Interim
                                         Notary Fourth

It has been granted before me, and as proof of that I confer this THIRD CERTIFIED TESTIMONY which I sealed, signed and flourished in TWELVE used papers in the place and date of its celebration.---------------------------------

     (Signed  by)
     Jose  R.  Alarcon  Franco
     ITERIM  NOTARY  FOURTH  OF
     MACHALA  CITY


REASON: I testify that I have fulfilled with the dispositions in the Second Article of the Resolution No. 07. M.DIC.0078 dated March 28, 2007, dictated by DR. NECKER FRANCO MALDONADO, SUPERINTENDENT OF COMPANIES OF MACHALA, taking notes at the margin of the original document, of this public document for

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CONSTITUTION  OF  ECUADORGOLDCORT  S.  A.  granted  before  me on March 1, 2007.

                    MACHALA, MARCH 30, 2007

                         (Signed  by)
                    Jose  R.  Alarcon  Franco
                    ITERIM  NOTARY  FOURTH  OF
                    MACHALA  CITY


I CERTIFY: That, fulfilling with dispositions on the Resolution NO. 07.M.DIC.0078, dictated by the Intendent of Companies of Machala, on March 28, 2007; this Title is registered in the Business Registry with the No. 292 and written in the Index under the number 754.- Machala, April two of two thousand and seven. The Business Registrator.-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x

(Signed  by)
CARLOS  MIGUEL  GALLARDO  HIDALGO,  Attorney
BUSINESS  REGISTRATOR  OF
MACHALA  CANTON


I CERTIFY: That an authentic copy of this Public Document has been filed today, fulfilling dispositions of Decree No. 733, dictated by Mr. President of the Republic on August 22, 1975, published in the Official Registry No. 878 dated August 29, 1975.- Machala, April two of two thousand and seven.- The Business Registrator.-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x-x

(Signed  by)
CARLOS  MIGUEL  GALLARDO  HIDALGO,  Attorney
BUSINESS  REGISTRATOR  OF
MACHALA  CANTON


I CERTIFY: that six months have been given, according to the Art. 33 of the Code of Business, one copy of the prior referred Title and one copy of the Resolution that approves the Constitution of Ecuadorgoldcorp S. A.- Machala, April two, two thousand and seven.- The Business Registrator.- x-x-x-x-x-x-x-x

(Signed  by)
CARLOS  MIGUEL  GALLARDO  HIDALGO,  Attorney
BUSINESS  REGISTRATOR  OF
MACHALA  CANTON


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                            BANCO DEL PICHINCHA C. A.
                     CAPITAL INTEGRATION DEPOSIT CERTIFICATE

Machala,  March  01,  2007-06-13

With  slip  number:  4242710379,  Mr.  (s)               John  Edgar  Dhonau
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

Consignee  in  this Bank, a deposit of US$                             $2,500.00
for  CAPITAL  INTEGRATION  of      ECUADORGOLDCORP  S.  A.
Until the authorization of the UNDERSECRETARY OF COMPANIES. Such deposit was made on behalf of the associates, according the following detail:


                         ASSOCIATE S NAME                       AMOUNT
                         --------------------------------       ---------
                         JOHN EDGAR DHONAU                 US$  $2,475.00
                         --------------------------------       ---------
                         VERONICA PATRICIA OCAMPO AGUILAR       $   25.00
                         --------------------------------       ---------
                                         TOTAL  US$             $2,500.00

REMARKS: OPENING ACCOUNT OF CAPITAL INTEGRATION ACCORDING TO AUTHORIZATION LETTER FROM THE UNDERSECRETARY OF COMPANIES.

               Cordially  yours,

               (signed  by)
               Alexandra  Cajiao,  Attorney
               CUSTOMER  SERVICES  CHIEF
               MACHALA  AGENCY
               Authorized  Signature
               Agency


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